                                                                Exhibit 99(d)(7)

                          EXPENSE LIMITATION AGREEMENT

     THIS AGREEMENT is effective as of the 3rd day of September, 2008, between FAF Advisors, Inc., as investment advisor (the "Advisor"), and First American Investment Funds, Inc. ("FAIF").

     WHEREAS, FAIF includes Global Infrastructure Fund (the "Fund"), which offers four classes of shares; and

     WHEREAS, the Advisor wishes to contractually limit fees and reimburse expenses for the Fund through October 31, 2009; and

     WHEREAS, it is in the interests of both the Advisor and the shareholders of the Fund to limit Fund expenses as set forth herein.

     NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree that the Advisor will limit its fees and/or reimburse Fund expenses to the extent necessary to limit the annual operating expenses of the Fund to the amount set forth in Exhibit A (which limits are set forth on a class-by-class basis). The Advisor agrees that it may not be reimbursed by FAIF for the fees waived or reimbursements made by the Advisor under the terms of this agreement. The Advisor agrees to continue the foregoing expense limits through October 31, 2009. Thereafter, any expense limit may be changed upon prior notice to FAIF's Board of Directors.

     IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.

FAF ADVISORS, INC.                       FIRST AMERICAN INVESTMENT FUNDS, INC.


By: /s/ Joseph M. Ulrey III              By: /s/ Charles D. Gariboldi, Jr.
    ----------------------------------       -----------------------------------
Name: Joseph M. Ulrey III                Name: Charles D. Gariboldi, Jr.
Title: Chief Financial Officer           Title: Treasurer

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                                    EXHIBIT A

                                          ANNUAL OPERATING EXPENSE
                                       LIMITATION AS A PERCENTAGE OF
                                          AVERAGE DAILY NET ASSETS
                                       -----------------------------
Global Infrastructure Fund - Class A              1.2500%
Global Infrastructure Fund - Class C              2.0000%
Global Infrastructure Fund - Class R              1.5000%
Global Infrastructure Fund - Class Y              1.0000%